EXHIBIT 23.1



                   [LETTERHEAD OF GOLDSTEIN GOLUB KESSLER LLP

                  Certified Public Accountants and Consultants]




INDEPENDENT AUDITOR'S CONSENT


To the Board of Directors
EVCI Career Colleges Incorporated

We hereby consent to the incorporation by reference in this Prospectus constituting part of the Registration Statement of EVCI Career Colleges Incorporated on this Form S-3 of our report dated February 3, 2003, on the consolidated financial statements of EVCI Career Colleges Incorporated and subsidiaries as of December 31, 2002 and 2001 and for the years then ended appearing in the annual report on Form 10-KSB of EVCI Career Colleges Incorporated for the year ended December 31, 2002. We also consent to the reference of our firm under the caption "Experts" contained in such Registration Statement.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

November 18, 2003